Exhibit 99.1

               FTNC Reports 26 Percent Growth for 2003
                with Record Earnings of $473.3 Million

    MEMPHIS, Tenn.--(BUSINESS WIRE)--xx--First Tennessee National Corporation (FTNC) (NYSE:FTN) announced today record earnings of $473.3 million, or $3.62 diluted earnings per share for 2003. This represents 26 percent growth from 2002 earnings of $376.5 million, or $2.89 diluted earnings per share.
    "We are very pleased with the consistency of our earnings in 2003 given the dramatically different business environments in which we operated," said Chairman and CEO Ken Glass. "The first three quarters were heavily influenced by the refinance market and the fourth reflected a more balanced contribution from our three major business lines. This confirms the effectiveness of our countercyclical business mix and the positive effect of the considerable investments we've made over the last two years."
    Return on average shareholders' equity and return on average assets for 2003 were 26.3 percent and 1.88 percent, respectively in 2003 compared to 24.0 percent and 1.82 percent in 2002. Total assets were $24.5 billion, shareholders' equity was $1.9 billion and market capitalization was $5.6 billion on December 31, 2003, compared to $23.8 billion, $1.7 billion and $4.6 billion, respectively, on December 31, 2002.
    During fourth quarter 2003 earnings totaled $117.6 million, or $.90 diluted earnings per share. This represents 14 percent growth from fourth quarter 2002 earnings of $103.4 million, or $.80 diluted earnings per share. Return on average shareholders' equity and return on average assets for fourth quarter 2003 were 25.2 percent and 1.89 percent, respectively, compared to 24.8 percent and 1.80 percent for fourth quarter 2002.

    Income Statement

    There were several factors in play behind the numbers during 2003 that had a significant impact on our ability to continue our excellent growth record. We were able to take advantage of the remaining opportunities in the mortgage refinance market, doubled our First Horizon sales force, got a strong effort from our construction lending business and experienced continued improvements in the cross-selling of consumer lending products. FTN Financial saw an increased demand for its improved product offerings, and our strategy to expand our banking presence in Middle Tennessee took root as we continued to grow our statewide market share advantage. During the peak of the refinance boom we naturally enjoyed a surge in origination revenues. And even though servicing profitability experienced significant impairment, we were still able to invest $90 million in initiatives designed to improve our future performance. As the business environment changed in the last half of 2003, our business mix rebalanced naturally, allowing earnings per share to remain relatively stable throughout the year. Following are discussions of each business segment.
    Under SFAS No. 91, certain nonrefundable fees associated with originating loans are deferred at the point they are incurred and generally are recognized over the life of the loan. In the case of mortgage loans sold, the deferred costs are recognized when the loan is sold. These loan origination costs have been classified as a component of the gain on the sale of the loans in this period and previously reported amounts have been reclassified to agree with the current presentation.

    First Horizon

    Pre-tax income for First Horizon increased 58 percent to $428.7 million for 2003, compared to $271.9 million for 2002.
    Total revenues were $974.7 million in 2003, an increase of 38 percent from $705.3 million in 2002.
    Noninterest income increased 39 percent to $639.3 million in 2003 compared to $460.6 million in 2002. Noninterest income consists primarily of mortgage banking-related revenue, net of costs, from the origination and sale of mortgage loans, fees from mortgage servicing and mortgage servicing rights (MSR) net hedge gains or losses. Total noninterest income is net of amortization, impairment and other expenses related to MSR and related hedges.
    Loan origination volumes in 2003 increased 45 percent to $47.8 billion. Contributing to the growth in origination activity were home purchase related originations of $13.5 billion which grew 24 percent from 2002, demonstrating First Horizon's success in accessing the purchase market and initiatives to grow the sales force. Heavily influenced by low mortgage interest rates, refinance activity represented 72 percent of total originations during 2003 compared to 67 percent last year. In addition, loans securitized and sold into the secondary market increased 60 percent to $49.6 billion. Net revenue from originating and selling mortgage loans (generally driven by either origination volumes or loans securitized and sold) increased 38 percent to $569.8 million compared to $413.6 million in 2002.
    The mortgage-servicing portfolio was $68.9 billion on December 31, 2003, an increase of 23 percent compared to $56.0 billion on December 31, 2002. Servicing fees increased 20 percent as a result of this increase in the servicing portfolio. Servicing fees were negatively impacted by a lower level of GNMA mortgages, which earn higher servicing fees. Total fees associated with mortgage servicing increased only 11 percent to $186.7 million due to the unfavorable impact of early payoffs.
    MSR amortization was $132.3 million for 2003 compared with $117.8 million in 2002. In 2003 there was a MSR impairment loss of $158.3 million compared to a $150.2 million loss in 2002. Net MSR hedging gains (including the effect of time decay) were $115.2 million in 2003 compared to $100.8 million net gains in 2002. The interest rate environment in 2003 impacted both increased net hedge gains and increased MSR amortization and impairment losses.
    The provision for loan losses was $33.4 million in 2003 compared to $27.3 million in 2002. The change in provision reflects an approximately $13 million increase resulting from a change in risk profile due to the sale of Money Center loans and from certain nonperforming and retail loans being transferred to held for sale. Considering the effect of these items, 2003's provision reflects a net positive change that is related to the improvement in the risk profile of the retail loan portfolio.
    Net interest income increased 37 percent to $335.4 million in 2003 from $244.7 million in 2002. Net interest income in First Horizon Equity Lending increased $34.2 million primarily due to an increase of 118 percent in home equity lines of credit, which averaged $2.1 billion in 2003 compared to $1.0 billion in 2002. The remaining increase of $56.5 million in net interest income primarily reflects the impact of a larger portfolio of loans held for sale (warehouse), which grew 46 percent on average to $4.4 billion in 2003 from $3.0 billion in 2002. Construction lending contributed $10.1 million to the growth in net interest income as the construction loan portfolio grew 60 percent to $.7 billion in 2003. Net interest spread on the warehouse, however, was negatively impacted by lower mortgage rates compared to 2002.
    Noninterest expense increased 26 percent in 2003 to $512.6 million compared to $406.1 million in 2002. The growth was primarily the result of a 17 percent increase in personnel expense resulting from higher commission expense related to the increased mortgage origination volume produced during 2003.
    Pre-tax income for fourth quarter 2003 decreased 37 percent to $84.4 million from $133.6 million in fourth quarter 2002. Total revenues for the quarter were $205.9 million, a decrease of 18 percent from $252.3 million in fourth quarter 2002. Noninterest expense for fourth quarter 2003 decreased 1 percent to $114.8 million from $116.3 million in 2002. The reasons for these quarter-to-quarter trends reflect the rising interest rate environment experienced in fourth quarter 2003, as origination activity decreased 51 percent to $6.4 billion. During this same period, refinance activity represented only 48 percent of total originations while home purchase related originations increased 21 percent to $3.3 billion. Provision for loan losses was $6.7 million in fourth quarter 2003 compared with $2.4 million in 2002. 2002's provision reflects the positive impact of certain nonperforming loans being transferred to held for sale.
    Going forward, revenue from refinance loan originations will generally depend on mortgage interest rates. Over time, an increase in rates should reduce origination fees and profit from the sale of loans, but should also reduce MSR amortization expense and impairment losses, while a decrease in rates should increase this net revenue. Flat to rising interest rates should reduce net secondary marketing trading gains, while falling rates should increase this net revenue. If total origination volume increases and/or the yield curve steepens, net interest income from the warehouse should increase, while if volume decreases and/or the yield curve flattens, this revenue should decrease. Continued success in national cross-sell strategies should continue to increase revenues from products other than traditional mortgage origination and servicing. In addition, recently signed third party agreements are expected to add approximately $450 million of consumer loan origination volume on a quarterly basis beginning in 2004.

    First Tennessee Banking Group

    Pre-tax income for First Tennessee Banking Group (previously referred to as FTN Banking Group) decreased 17 percent to $174.8 million for 2003, compared to $210.5 million for 2002. This decline was driven by a $42.4 million drop in net interest income; however, balance sheet leveraging capacity which is normally used within First Tennessee Banking Group has been employed by the First Horizon segment as growth in the mortgage warehouse produced approximately $46 million in net interest income growth over 2002.
    Total revenues were $744.4 million for 2003 compared to $748.6 million for 2002. Net interest income decreased 9 percent to $411.2 million in 2003 from $453.6 million in 2002. The decline in net interest income was related to compression in the net interest margin primarily due to the repricing of assets to lower yields while liability rates have become less sensitive to rate movements in the historically low interest rate environment experienced in 2003 and due to a change in the mix of the loan portfolio to a higher percentage of floating rate products. Investment yields declined as accelerated prepayments of investments in mortgage-backed securities resulted in increased amortization of premiums in addition to the effect of proceeds from the prepaid investments being reinvested at lower rates.
    Noninterest income increased 13 percent in 2003 to $333.2 million compared to $295.0 million in 2002. This increase was due, in part, to a pre-tax divestiture gain of $12.5 million from the sale of FTNC's wholly owned subsidiary, First National Bank of Springdale (see also Income Tax Expense discussion below). Net securities gains were $2.4 million in 2003, compared with net losses of $9.2 million in 2002. Included in the 2003 securities gains were net gains of $8.6 million from FTNC's wholly owned venture capital subsidiary, Hickory Venture Capital Corporation, primarily resulting from the sale of a venture capital investment and net losses of $5.9 million primarily resulting from sales of lower-yielding securities in the investment portfolio. The losses in 2002 were primarily related to other-than-temporary impairment of equity investments held by FTNC's venture capital subsidiaries. Also contributing to the increase in noninterest income were growth of 14 percent in insurance revenue due to internal expansion and the 2003 acquisition by Synaxis, a wholly owned insurance broker, of an insurance agency and a 13 percent increase in return check charges.
    The provision for loan losses decreased to $52.3 million in 2003 from $64.2 million last year primarily due to improvement in specific allocations related to large commercial credits. (Further discussion of asset quality trends is included in the Asset Quality section below.) Going forward the level of provision for loan losses should fluctuate primarily with the strength or weakness of the Tennessee economy.
    Noninterest expense increased 9 percent in 2003 to $517.3 million from $473.9 million last year. Contributing to this increase were investments in initiatives promoting expense efficiencies and enhancing revenue growth of approximately $23 million in 2003 compared to approximately $9 million in 2002, higher personnel costs of $4.4 million related to growth in Synaxis, and $1.4 million of incentives associated with the sale of a venture capital investment.
    Pre-tax income for fourth quarter 2003 increased 140 percent to $66.3 million from $27.6 million in fourth quarter 2002. Total revenues for the quarter were $205.2 million, an increase of 14 percent from $179.8 million in fourth quarter 2002. Total noninterest expense for fourth quarter 2003 decreased 2 percent to $129.8 million compared to $132.4 million for the same period in 2002. Provision for loan losses was $9.1 million in fourth quarter 2003 compared with $19.8 million in 2002.

    FTN Financial

    Pre-tax income for FTN Financial increased 15 percent to $184.5 million for 2003, compared to $159.8 million for 2002.
    Total revenues increased 20 percent to $587.1 million from $490.1 million in 2002. Noninterest income increased 20 percent in 2003 to $548.3 million from $455.2 million in 2002. This increased revenue reflects continued growth and penetration into FTN Financial's targeted institutional customer base through enhanced product and service lines. Revenue growth has also been influenced by increased liquidity on the part of capital markets' depository customers as well as continued growth in capital markets' non-depository account base. Capital markets revenues from depository customers increased 25 percent and represented 39 percent of revenue while revenues from non-depository customers increased 15 percent and represented 24 percent of revenue. Other revenues sources, which include investment banking, equity research and sales, correspondent services and portfolio advisory services increased 17 percent and contributed 37 percent of revenue.
    The provision for loan losses was $1.0 million in 2003 compared to $.7 million in 2002.
    Noninterest expense increased 22 percent in 2003 to $401.6 million compared to $329.6 million in 2002. This increase was primarily due to an increase of 20 percent in personnel expense, the largest component of noninterest expense, resulting from commissions and incentives associated with the higher fee income this year.
    Pre-tax income for fourth quarter 2003 remained flat at $43.5 million. Total revenues for the quarter were $129.0 million, a decrease of 6 percent from $137.5 million in fourth quarter 2002. Noninterest expense for fourth quarter 2003 decreased 8 percent to $85.9 million from $93.5 million in 2002. In fourth quarter 2003, revenues from sales of fixed income products were lower, but much of this decrease was offset by higher revenues from investment banking and equity research and sales. Noninterest expense decreased as commission and incentive expense declined due to the lower sales volume.
    Going forward, revenues will fluctuate based on factors which include the expansion or contraction of customer demand for fixed income products which can be influenced by the strength of loan growth in the U.S. economy and volatility in the interest rate environment and equity markets. Also impacting revenue is the volume of investment banking transactions and the continued broadening of product offerings. The regulatory environment can also impact FTN Financial's performance as demonstrated by the current debate over the regulatory capital treatment of trust preferred securities that have been deconsolidated under FIN 46. If the regulators eventually decide to disallow trust preferred securities as Tier I regulatory capital, demand for this product may diminish and, exclusive of any alternative product that may be designed to replace it, the negative impact to FTNC's earnings in 2004 could be in the range of $.10 to $.15 per share. The impact on 2004 would be lessened if the implementation of any disallowance is deferred beyond the first quarter or a redesigned product attains Tier I capital classification.

    Transaction Processing

    Pre-tax income for Transaction Processing increased 51 percent to $18.7 million for 2003, compared to $12.4 million for 2002.
    Total revenues were $134.6 million in 2003, an increase of 12 percent from $120.4 million in 2002. Merchant revenues increased 35 percent in 2003 due largely to a divestiture gain of $10.0 million resulting from the sale of certain merchant relationships referred by selected agent banks within the merchant portfolio, as management has begun to focus on core competencies. Also impacting merchant revenue growth were acquisitions and limited recovery in the hospitality industry as transactions processed increased 18 percent. Express processing revenues decreased 6 percent as the volume of transactions processed for customers declined 9 percent compared to 2002.
    Noninterest expense increased 7 percent in 2003 to $115.9 million compared to $108.0 million in 2002. Losses of $8.7 million in 2003 were related to chargebacks of a failed merchant client. In 2002, operational processing errors resulted in losses of $8.5 million, primarily related to research adjustment items that were initially mishandled, causing them to become uncollectible.
    For fourth quarter 2003 Transaction Processing had pre-tax income $5.6 million compared to a pre-tax net loss of $4.9 million in fourth quarter 2002.

    Corporate

    The Corporate segment's results showed a pre-tax loss of $86.5 million in 2003, compared to a pre-tax loss of $95.0 million in 2002. 2003's pre-tax loss included investments of approximately $48 million, primarily incurred in the first three quarters of 2003. These investments focused on initiatives to develop an infrastructure to support business expansion and to curtail costs. In 2002, the pre-tax loss included approximately $54 million of similar investment initiatives.

    Income Tax Expense

    The effective tax rate for 2003 was 34.2 percent compared to 32.5 percent for 2002. The effective tax rate for 2003 was impacted by the sale of First National Bank of Springdale which, in addition to tax expense of $4.9 million recognized from the gain on the sale, resulted in an additional $4.9 million of tax expense primarily due to the difference in the book value and the tax basis of goodwill (a total of $9.8 million tax expense). First National Bank of Springdale's assets were recorded at fair value for book purposes but not for tax purposes when acquired by FTNC in 1995. Also impacting 2003's tax expense was a decrease of $6.2 million related to the settlement of prior years' tax returns. In 2002, the change in tax status of a subsidiary of First Tennessee Bank National Association resulted in a one-time decrease in tax expense of $7.5 million.

    Asset Quality

    Net charge-offs decreased to $68.0 million in 2003 compared to $98.5 million in 2002. Net charge-offs were impacted in 2003 by improvement in both the consumer and commercial loan portfolios. Nonperforming assets increased to $76.2 million on December 31, 2003, compared to $75.7 million on December 31, 2002. Provision for loan losses decreased to $86.7 million in 2003 compared to $92.2 million in 2002. The decrease in provision was diminished by the change in risk profile resulting from the sale of Money Center loans and by the transfer of certain nonperforming and retail loans to held for sale, which resulted in a combined net increase of approximately $13 million. The improvement in 2003's provision is related to this positive shift in the mix of the loan portfolio and improvement in specific allocations related to large commercial credits. An analytical model based on historical loss experience adjusted for current events, trends and economic conditions is used by management to determine the amount of provision to be recognized and to assess the adequacy of the loan loss allowance. (See the table on A-12 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-13 for asset quality ratios).

    Average Balance Sheet

    Total average assets increased 21 percent to $25.1 billion for 2003. Total loans increased 19 percent to $12.7 billion. Loans held for sale increased 46 percent to $4.4 billion. Interest-bearing core deposits remained flat compared to 2002. Total core deposits increased 11 percent and purchased funds increased 27 percent. Average shareholders' equity increased 15 percent in 2003. (See A-17 for additional information on the balance sheet impact of certain transactions and new accounting standards.)
    The consolidated net interest margin decreased to 3.78 percent for 2003 compared to 4.35 percent for 2002, primarily due to the repricing of assets to lower yields while liability rates have become less sensitive to rate movements in the historically low interest rate environment experienced in 2003 and due to a change in the mix of the loan portfolio to a higher percentage of floating rate products. Investment yields declined as accelerated prepayments of investments in mortgage-backed securities resulted in increased amortization of premiums in addition to the effect of proceeds from the prepaid investments being reinvested at lower rates.
    In the near-term, a recent decline in prepayment volume and a slowdown in the repricing of the commercial and retail loan portfolios coupled with steps management has taken to manage the interest rate sensitivity position of the company should result in a more stable net interest margin (see A-14). Over the long-term, FTNC's strategies to manage the interest rate sensitivity of the balance sheet position should allow the net interest margin to remain stable when interest rates rise.

    OTHER INFORMATION

    Further Interpretations of SFAS No. 133

    On December 11, 2003, the SEC staff announced that it will soon issue a Staff Accounting Bulletin (SAB) on the accounting treatment of loan commitments. Based on preliminary indications, the SAB would require registrants to utilize a written option model in valuation of their loan commitments. This would result in the recognition of a liability, with entries to expense, at the inception of the loan commitment or lock date, through settlement of the loan sale. As the SEC continues to deliberate this issue, the effect of implementing this change cannot presently be determined, but upon adoption this one-time accounting adjustment could be significant, however, the ongoing economic value of the business would be unaffected.

    Other

    This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements, competition, ability to execute business plans, geo-political developments, items already mentioned in this press release, and other factors described in our recent filings with the Securities and Exchange Commission (SEC). FTNC disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.
    In compliance with the SEC's regulations concerning fair disclosure, FTNC provides additional disclosure and discussion related to FTNC's earnings and business segment performance through a toll-free prerecorded disclosure available by dialing 1-888-203-1112 and entering the access code 756012 (outside the United States dial 1-719-457-0820 and enter the access code 756012). This message will be available from 8:00 a.m. CT Wednesday, January 21, 2004, through 11:00 p.m. CT Wednesday, February 4, 2004. For three weeks from the press release date, FTNC will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, we will not provide any earnings guidance, directly or indirectly, express or implied.

    GENERAL INFORMATION

    About First Tennessee

    The First Tennessee National Corp. (NYSE: FTN) family of companies provides financial services to individual and business customers through:

    -- First Horizon Home Loans, headquartered in Irving, Texas, which earned a top-10 ranking in customer satisfaction from J.D. Power and Associates;

    -- FTN Financial, headquartered in Memphis, Tenn., one of the nation's top underwriters of U.S. government agency securities;

    -- First Tennessee Bank, headquartered in Memphis, Tenn., which has earned one of the highest customer retention rates of any bank in the country; and

    -- First Horizon Merchant Services, headquartered in Englewood, Colo., one of the largest processors of credit card payments for the travel and entertainment industry.

    Approximately 12,000 employees of these companies provide financial services through hundreds of offices located in more than 30 states. FTN companies have been recognized as some of the nation's best employers by AARP, Working Mother, Business Week and Fortune magazines. FTN also was named one of the nation's 100 best corporate citizens by Business Ethics magazine. More information can be found at www.FirstTennessee.com.


                 FIRST TENNESSEE NATIONAL CORPORATION
                  PER SHARE DATA AND FINANCIAL RATIOS
                              (Unaudited)


----------------------------------------------------------------------
                             YEAR-TO-DATE
----------------------------------------------------------------------
                                               Year-to-date
                                               December 31
                                             ---------------  Growth
                                               2003    2002   Rate (%)
                                             ------- ------- ---------
EARNINGS DATA:
--------------
Net income                                   $473.3  $376.5    25.7 +
Diluted earnings per common
 share                                         3.62    2.89    25.3 +
Dividends declared                             1.30    1.05
Diluted shares outstanding
 (millions)                                   130.9   130.2

SELECTED FINANCIAL RATIOS:
--------------------------
Return on average assets                       1.88    1.82
Return on average shareholders'
 equity                                        26.3    24.0
----------------------------------------------------------------------

----------------------------------------------------------------------
                              QUARTERLY
----------------------------------------------------------------------
                                                              Growth
                                               4Q03    4Q02   Rate (%)
                                             ------- ------- ---------
EARNINGS DATA:
--------------
Net income (millions)                        $117.6  $103.4    13.8 +
Diluted earnings per common
 share                                          .90     .80    12.5 +
Dividends declared                              .40     .30
Diluted shares outstanding
 (millions)                                   130.8   129.7

SELECTED FINANCIAL RATIOS:
--------------------------
Return on average assets                       1.89%   1.80%
Return on average shareholders'
 equity                                        25.2    24.8
----------------------------------------------------------------------

----------------------------------------------------------------------
                        QUARTERLY INFORMATION
----------------------------------------------------------------------
                                4Q03   3Q03   2Q03    1Q03    4Q02
                               ------ ------ ------  ------  ------
EARNINGS DATA:
--------------
Net income (millions)          $117.6 $118.3 $118.4  $119.0  $103.4
Diluted earnings per common
 share                            .90    .91    .90     .91     .80
Dividends declared                .40    .30    .30     .30     .30
Diluted shares outstanding
 (millions)                     130.8  130.6  131.9   130.3   129.7

SELECTED FINANCIAL RATIOS:
--------------------------
Return on average assets         1.89%  1.71%  1.89%   2.07%   1.80%
Return on average shareholders'
 equity                          25.2   25.9   26.5    27.7    24.8
                               ------ ------ ------  ------  ------
                                  A-1


                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                             Yearly Growth
                              (Unaudited)

                                           Year-to-date
                                           December 31
                                     -----------------------  Growth
(Thousands)                             2003        2002      Rate (%)
----------------------------------------------------------------------
Interest income                      $1,053,370  $1,042,195    1.1  +
Less interest expense                   247,586     286,581   13.6 --
----------------------------------------------------------------------
  Net interest income                   805,784     755,614    6.6  +
Provision for loan losses                86,698      92,184    6.0 --
----------------------------------------------------------------------
  Net interest income after
   provision for loan losses            719,086     663,430    8.4  +
Noninterest income:
  Mortgage banking                      616,564     436,706   41.2  +
  Capital markets                       538,919     448,016   20.3  +
  Deposit transactions and cash
   management                           146,701     143,315    2.4  +
  Insurance premiums and commissions     57,811      50,446   14.6  +
  Merchant processing                    57,609      48,403   19.0  +
  Trust services and investment
   management                            45,873      48,369    5.2 --
  Divestiture gains                      22,498       4,550  394.5  +
  Securities gains/(losses)               2,378      (9,180)    NM
  Other                                 151,661     141,310    7.3  +
----------------------------------------------------------------------
      Total noninterest income        1,640,014   1,311,935   25.0  +
----------------------------------------------------------------------
      Adjusted gross income after
       provision for loan losses      2,359,100   1,975,365   19.4  +
Noninterest expense:
  Employee compensation, incentives
   and benefits                         980,306     830,672   18.0  +
  Occupancy                              83,583      76,669    9.0  +
  Operations services                    67,948      60,238   12.8  +
  Equipment rentals, depreciation,
   and maintenance                       68,973      68,736     .3  +
  Communications and courier             50,535      45,085   12.1  +
  Amortization of intangible assets       7,980       6,200   28.7  +
  Other                                 380,777     329,706   15.5  +
----------------------------------------------------------------------
   Total noninterest expense          1,640,102   1,417,306   15.7  +
----------------------------------------------------------------------
Pretax income                           718,998     558,059   28.8  +
  Applicable income taxes               245,689     181,608   35.3  +
----------------------------------------------------------------------
Net income                           $  473,309  $  376,451   25.7  +
                                     ======================
----------------------------------------------------------------------

Certain previously reported amounts have been reclassified to agree with current presentation.
                                  A-2


                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                             Yearly Growth
                              (Unaudited)

                                            Year-to-date
                                             December 31
                                          ------------------  Growth
(Thousands)                                  2003      2002  Rate (%)
----------------------------------------------------------------------
All other income and commissions:
Other service charges                     $ 19,810  $ 21,204   6.6 --
Cardholder fees                             22,698    20,145  12.7  +
Check clearing fees                         11,839    13,180  10.2 --
Other                                       97,314    86,781  12.1  +
----------------------------------------------------------------------
Total                                     $151,661  $141,310   7.3  +
----------------------------------------------------------------------
All other expense:
Advertising and public relations          $ 43,955  $ 35,982  22.2  +
Contract employment                         33,790    28,987  16.6  +
Legal and professional fees                 60,001    37,340  60.7  +
Travel and entertainment                    37,432    22,501  66.4  +
Computer software                           28,828    26,140  10.3  +
Supplies                                    18,783    15,145  24.0  +
Foreclosed real estate                      13,137    21,479  38.8 --
Fed services fees                            9,195     9,597   4.2 --
Distributions on guaranteed preferred
 securities                                  8,070     8,070     -
Contributions                               13,370    48,337  72.3 --
Distributions on preferred stock of
 subsidiary (a)                              2,282     4,564  50.0 --
Deposit insurance premium                    2,703     2,393  13.0  +
Other                                      109,231    69,171  57.9  +
----------------------------------------------------------------------
Total                                     $380,777  $329,706  15.5  +
----------------------------------------------------------------------

(a) On July 1, 2003, FTNC adopted certain provisions of SFAS No. 150 and classified its mandatorily redeemable preferred stock of subsidiary to term borrowings. As required by SFAS No. 150, the distributions on these instruments have been classified as interest expense on a prospective basis.

Certain previously reported amounts have been reclassified to agree with current presentation.
                                  A-3


                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                           Quarterly Growth
                              (Unaudited)

                                            Quarter Ended
                                             December 31
                                         ------------------    Growth
(Thousands)                                  2003      2002   Rate (%)
----------------------------------------------------------------------
Interest income                          $253,184  $272,596    7.1 --
Less interest expense                      56,742    69,483   18.3 --
----------------------------------------------------------------------
  Net interest income                     196,442   203,113    3.3 --
Provision for loan losses                  15,392    22,796   32.5 --
----------------------------------------------------------------------
  Net interest income after
   provision for loan losses              181,050   180,317      -
Noninterest income:
  Mortgage banking                        124,949   166,667   25.0 --
  Capital markets                         117,770   126,090    6.6 --
  Deposit transactions and cash
   management                              37,971    37,768     .5  +
  Insurance premiums and commissions       13,698    13,768     .5 --
  Merchant processing                      15,878    12,565   26.4  +
  Trust services and investment
   management                              11,654    10,188   14.4  +
  Divestiture gains                        22,498     2,300  878.2  +
  Securities gains/(losses)                     8    (6,818)    NM
  Other                                    42,132    35,904   17.3  +
----------------------------------------------------------------------
      Total noninterest income            386,558   398,432    3.0 --
----------------------------------------------------------------------
      Adjusted gross income after
        provision for loan losses         567,608   578,749    1.9 --
Noninterest expense:
  Employee compensation, incentives
   and benefits                           218,968   235,244    6.9 --
  Occupancy                                21,569    21,199    1.7  +
  Operations services                      15,160    15,468    2.0 --
  Equipment rentals, depreciation,
   and maintenance                         17,957    17,731    1.3  +
  Communications and courier               13,324    11,363   17.3  +
  Amortization of intangible assets         2,403     1,569   53.2  +
  Other                                    92,623   123,694   25.1 --
----------------------------------------------------------------------
   Total noninterest expense              382,004   426,268   10.4 --
----------------------------------------------------------------------
Pretax income                             185,604   152,481   21.7  +
  Applicable income taxes                  67,959    49,147   38.3  +
----------------------------------------------------------------------
Net income                               $117,645  $103,334   13.8  +
                                         ==================
----------------------------------------------------------------------

Certain previously reported amounts have been reclassified to agree with current presentation.
                                  A-4


                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                           Quarterly Growth
                              (Unaudited)

                                            Quarter Ended
                                             December 31
                                          ------------------  Growth
(Thousands)                                  2003      2002   Rate (%)
----------------------------------------------------------------------
All other income and commissions:
Other service charges                     $ 5,002  $  5,049     .9 --
Cardholder fees                             6,129     5,324   15.1  +
Check clearing fees                         2,913     3,390   14.1 --
Other                                      28,088    22,141   26.9  +
----------------------------------------------------------------------
Total                                     $42,132  $ 35,904   17.3  +
----------------------------------------------------------------------
All other expense:
Advertising and public relations          $10,425  $ 14,646   28.8 --
Contract employment                         6,769    10,012   32.4 --
Legal and professional fees                14,979    13,250   13.0  +
Travel and entertainment                    9,669     6,616   46.1  +
Computer software                           8,180     7,884    3.8  +
Supplies                                    4,819     4,350   10.8  +
Foreclosed real estate                      2,169     2,547   14.8 --
Fed services fees                           2,190     2,411    9.2 --
Distributions on guaranteed preferred
 securities                                 2,017     2,017      -
Contributions                                 373    33,512   98.9 --
Distributions on preferred stock of
 subsidiary (a)                                 -     1,141  100.0 --
Deposit insurance premium                     682       580   17.6  +
Other                                      30,351    24,728   22.7  +
----------------------------------------------------------------------
Total                                     $92,623  $123,694   25.1 --
----------------------------------------------------------------------

(a) On July 1, 2003, FTNC adopted certain provisions of SFAS No. 150 and classified its mandatorily redeemable preferred stock of subsidiary to term borrowings. As required by SFAS No. 150, the distributions on these instruments have been classified as interest expense on a prospective basis.

Certain previously reported amounts have been reclassified to agree with current presentation
                                  A-5


                 FIRST TENNESSEE NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                               Quarterly
                              (Unaudited)

(Thousands)             4Q03      3Q03      2Q03      1Q03      4Q02
----------------------------------------------------------------------
Interest income      $253,184  $277,436  $266,954  $255,796  $272,596
Less interest
 expense               56,742    63,280    66,048    61,516    69,483
----------------------------------------------------------------------
  Net interest
   income             196,442   214,156   200,906   194,280   203,113
Provision for loan
 losses                15,392    16,355    27,501    27,450    22,796
----------------------------------------------------------------------
  Net interest
   income after
   provision for
   loan losses        181,050   197,801   173,405   166,830   180,317
Noninterest income:
  Mortgage banking    124,949   148,868   159,273   183,474   166,667
  Capital markets     117,770   122,876   158,598   139,675   126,090
  Deposit
   transactions and
   cash management     37,971    37,328    38,626    32,776    37,768
  Insurance premiums
   and commissions     13,698    14,465    15,185    14,463    13,768
  Merchant
   processing          15,878    15,295    13,860    12,576    12,565
  Trust services and
   investment
   management          11,654    12,011    10,825    11,383    10,188
  Divestiture gains    22,498         -         -         -     2,300
  Securities
   gains/(losses)           8     4,178      (752)   (1,056)   (6,818)
  Other                42,132    37,328    35,716    36,485    35,904
----------------------------------------------------------------------
Total noninterest
 income               386,558   392,349   431,331   429,776   398,432
----------------------------------------------------------------------
  Adjusted gross
   income after
   provision for
   loan losses        567,608   590,150   604,736   596,606   578,749
Noninterest expense:
  Employee
   compensation,
   incentives and
   benefits           218,968   235,495   270,797   255,046   235,244
  Occupancy            21,569    22,620    19,789    19,605    21,199
  Operations
   services            15,160    17,700    17,330    17,758    15,468
  Equipment rentals,
   depreciation,
   and maintenance     17,957    17,210    16,616    17,190    17,731
  Communications and
   courier             13,324    12,917    12,316    11,978    11,363
  Amortization of
   intangible assets    2,403     2,065     1,738     1,774     1,569
  Other                92,623   101,927    94,616    91,611   123,694
----------------------------------------------------------------------
Total noninterest
 expense              382,004   409,934   433,202   414,962   426,268
----------------------------------------------------------------------
Pretax income         185,604   180,216   171,534   181,644   152,481
  Applicable income
   taxes               67,959    61,933    53,182    62,615    49,147
----------------------------------------------------------------------
Net income           $117,645  $118,283  $118,352  $119,029  $103,334
                     ================================================
---------------------------------------------------------------------

Certain previously reported amounts have been reclassified to agree with current presentation
                                  A-6


                 FIRST TENNESSEE NATIONAL CORPORATION
                    OTHER INCOME AND OTHER EXPENSE
                              Quarterly
                             (Unaudited)

(Thousands)               4Q03      3Q03     2Q03     1Q03      4Q02
----------------------------------------------------------------------
All other income and
 commissions:
Other service charges   $ 5,002  $  4,759  $ 4,925  $ 5,124  $  5,049
Cardholder fees           6,129     5,841    5,600    5,128     5,324
Check clearing fees       2,913     2,819    2,955    3,152     3,390
Other                    28,088    23,909   22,236   23,081    22,141
----------------------------------------------------------------------
Total                   $42,132  $ 37,328  $35,716  $36,485  $ 35,904
----------------------------------------------------------------------
All other expense:
Advertising and public
 relations              $10,425  $  9,358  $11,486  $12,686  $ 14,646
Contract employment       6,769     9,577    9,196    8,248    10,012
Legal and professional
 fees                    14,979    19,978   14,896   10,148    13,250
Travel and
 entertainment            9,669    10,424    9,072    8,267     6,616
Computer software         8,180     7,396    6,836    6,416     7,884
Supplies                  4,819     5,004    4,718    4,242     4,350
Foreclosed real estate    2,169     3,322    2,692    4,954     2,547
Fed services fees         2,190     2,206    2,359    2,440     2,411
Distributions on
 guaranteed preferred
 securities               2,017     2,018    2,017    2,018     2,017
Contributions               373       607   10,440    1,950    33,512
Distributions on
 preferred stock of
 subsidiary (a)               -         -    1,141    1,141     1,141
Deposit insurance
 premium                    682       682      701      638       580
Other                    30,351    31,355   19,062   28,463    24,728
----------------------------------------------------------------------
Total                   $92,623  $101,927  $94,616  $91,611  $123,694
----------------------------------------------------------------------

(a) On July 1, 2003, FTNC adopted certain provisions of SFAS No. 150 and classified its mandatorily redeemable preferred stock of subsidiary to term borrowings. As required by SFAS No. 150, the distributions on these instruments have been classified as interest expense on a prospective basis.

Certain previously reported amounts have been reclassified to agree with current presentation
                                  A-7


                 FIRST TENNESSEE NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                             Yearly Growth
                              (Unaudited)

                                          Year-to-date
                                           December 31
                                    ------------------------  Growth
(Thousands)                             2003         2002     Rate (%)
----------------------------------------------------------------------
Loans, net of unearned income:
  Commercial:
    Commercial, financial and
     industrial                     $ 4,304,587  $ 3,986,663   8.0  +
    Real estate commercial            1,056,366    1,028,678   2.7  +
    Real estate construction            632,871      516,677  22.5  +
----------------------------------------------------------------------
     Total commercial loans           5,993,824    5,532,018   8.3  +
  Retail:
    Real estate residential           5,716,946    4,185,088  36.6  +
    Real estate construction            424,047      261,916  61.9  +
    Other retail                        259,542      390,686  33.6 --
    Credit card receivables             261,959      264,822   1.1 --
----------------------------------------------------------------------
     Total retail loans               6,662,494    5,102,512  30.6  +
----------------------------------------------------------------------
   Total loans, net of unearned
    income                           12,656,318   10,634,530  19.0  +
Investment securities                 2,374,484    2,106,495  12.7  +
REMIC securities (a)                    170,376      359,908  52.7 --
Loans held for sale                   4,420,661    3,024,173  46.2  +
Other earning assets                  1,707,039    1,272,264  34.2  +
----------------------------------------------------------------------
     Total earning assets            21,328,878   17,397,370  22.6  +
Cash and due from banks                 748,310      775,308   3.5 --
Other assets                          3,056,424    2,531,330  20.7  +
----------------------------------------------------------------------
     Total assets                   $25,133,612  $20,704,008  21.4  +
                                    ========================

Certificates of deposit under
  $100,000 and other time           $ 1,866,283  $ 1,937,092   3.7 --
Other interest-bearing deposits       3,965,789    3,860,205   2.7  +
----------------------------------------------------------------------
     Total interest-bearing core
      deposits                        5,832,072    5,797,297    .6  +
Demand deposits                       1,823,733    1,702,414   7.1  +
Other noninterest-bearing deposits    3,038,034    2,152,462  41.1  +
----------------------------------------------------------------------
     Total core deposits             10,693,839    9,652,173  10.8  +
Certificates of deposit $100,000
 and more                             5,165,515    3,842,987  34.4  +
----------------------------------------------------------------------
       Total deposits                15,859,354   13,495,160  17.5  +
Short-term borrowed funds             4,372,631    3,671,777  19.1  +
Term borrowings (a)                   1,342,873      685,481  95.9  +
Other liabilities                     1,636,129    1,138,990  43.6  +
Qualifying capital securities (b)       100,000      100,000     -
Preferred stock of subsidiary (a)        22,196       44,254  49.8 --
Shareholders' equity                  1,800,429    1,568,346  14.8  +
----------------------------------------------------------------------
      Total liabilities and
       shareholders' equity         $25,133,612  $20,704,008  21.4  +
                                    ========================
----------------------------------------------------------------------

(a) See A-18 for additional information on the impact of certain transactions and new accounting standards.
(b) Guaranteed preferred beneficial interests in FTNC's junior subordinated debentures
                                  A-8


                 FIRST TENNESSEE NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                           Quarterly Growth
                              (Unaudited)

                                          Quarter Ended
                                           December 31
                                    ------------------------  Growth
(Thousands)                             2003         2002     Rate (%)
----------------------------------------------------------------------
Loans, net of unearned income:
  Commercial:
    Commercial, financial and
     industrial                     $ 4,450,241  $ 4,016,013  10.8  +
    Real estate commercial            1,046,936    1,054,462    .7 --
    Real estate construction            672,885      548,648  22.6  +
----------------------------------------------------------------------
     Total commercial loans           6,170,062    5,619,123   9.8  +
  Retail:
    Real estate residential           6,552,587    4,547,060  44.1  +
    Real estate construction            495,799      323,971  53.0  +
    Other retail                        239,119      297,587  19.6 --
    Credit card receivables             265,026      264,101    .4  +
----------------------------------------------------------------------
     Total retail loans               7,552,531    5,432,719  39.0  +
----------------------------------------------------------------------
       Total loans, net of unearned
        income                       13,722,593   11,051,842  24.2  +
Investment securities                 2,598,988    2,300,605  13.0  +
REMIC securities (a)                     42,310      303,881  86.1 --
Loans held for sale                   2,672,566    4,526,991  41.0 --
Other earning assets                  1,810,601    1,201,845  50.7  +
----------------------------------------------------------------------
     Total earning assets            20,847,058   19,385,164   7.5  +
Cash and due from banks                 746,202      806,058   7.4 --
Other assets                          3,037,276    2,619,656  15.9  +
----------------------------------------------------------------------
     Total assets                   $24,630,536  $22,810,878   8.0  +
                                    ========================

Certificates of deposit under
  $100,000 and other time           $ 1,855,795  $ 1,924,223   3.6 --
Other interest-bearing deposits       4,061,369    3,794,752   7.0  +
----------------------------------------------------------------------
     Total interest-bearing core
      deposits                        5,917,164    5,718,975   3.5  +
Demand deposits                       1,870,063    1,861,888    .4  +
Other noninterest-bearing deposits    2,563,776    2,728,281   6.0 --
----------------------------------------------------------------------
     Total core deposits             10,351,003   10,309,144    .4  +
Certificates of deposit $100,000
 and more                             5,175,138    4,428,579  16.9  +
----------------------------------------------------------------------
        Total deposits               15,526,141   14,737,723   5.3  +
Short-term borrowed funds             4,238,548    4,003,151   5.9  +
Term borrowings (a)                   1,551,974      878,417  76.7  +
Other liabilities                     1,360,250    1,394,011   2.4 --
Qualifying capital securities (b)       100,000      100,000     -
Preferred stock of subsidiary (a)           402       44,342  99.1 --
Shareholders' equity                  1,853,221    1,653,234  12.1  +
----------------------------------------------------------------------
     Total liabilities and
      shareholders' equity          $24,630,536  $22,810,878   8.0  +
                                    ========================
----------------------------------------------------------------------

(a) See A-18 for additional information on the impact of certain transactions and new accounting standards.
(b) Guaranteed preferred beneficial interests in FTNC's junior subordinated debentures
                                  A-9


                 FIRST TENNESSEE NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                               Quarterly
                              (Unaudited)

(Millions)         4Q03       3Q03       2Q03       1Q03       4Q02
----------------------------------------------------------------------
Loans, net of
 unearned
 income:
 Commercial:
  Commercial,
   financial and
   industrial   $ 4,450.3  $ 4,442.5  $ 4,274.6  $ 4,045.0  $ 4,016.0
  Real estate
   commercial     1,046.9    1,025.9    1,091.3    1,061.9    1,054.5
  Real estate
   construction     672.9      652.1      616.4      589.0      548.6
----------------------------------------------------------------------
   Total
    commercial
    loans         6,170.1    6,120.5    5,982.3    5,695.9    5,619.1
 Retail:
  Real estate
   residential    6,552.6    5,951.2    5,409.7    4,933.9    4,547.1
  Real estate
   construction     495.8      446.5      396.4      355.7      324.0
  Other retail      239.1      259.1      265.3      275.0      297.6
  Credit card
   receivables      265.0      261.5      260.6      260.7      264.1
----------------------------------------------------------------------
   Total retail
    loans         7,552.5    6,918.3    6,332.0    5,825.3    5,432.8
----------------------------------------------------------------------
  Total loans,
   net of
   unearned
   income        13,722.6   13,038.8   12,314.3   11,521.2   11,051.9
Investment
 securities       2,599.0    2,435.7    2,199.2    2,259.6    2,300.6
REMIC securities
 (a)                 42.3      172.2      213.4      256.0      303.9
Loans held for
 sale             2,672.5    5,707.7    5,160.6    4,143.7    4,527.0
Other earning
 assets           1,810.6    1,846.2    1,676.7    1,489.7    1,201.8
----------------------------------------------------------------------
  Total earning
   assets        20,847.0   23,200.6   21,564.2   19,670.2   19,385.2
Cash and due
 from banks         746.2      740.8      732.9      773.7      806.1
Other assets      3,037.3    3,495.4    2,814.8    2,871.6    2,619.6
----------------------------------------------------------------------
  Total assets  $24,630.5  $27,436.8  $25,111.9  $23,315.5  $22,810.9
                ======================================================


Certificates of
 deposit under
 $100,000 and
  other time    $ 1,855.8  $ 1,839.1  $ 1,872.1  $ 1,898.9  $ 1,924.2
Other interest-
 bearing
 deposits         4,061.4    3,962.0    3,942.5    3,895.5    3,794.8
----------------------------------------------------------------------
  Total
   interest-
   bearing
   core deposits  5,917.2    5,801.1    5,814.6    5,794.4    5,719.0
Demand deposits   1,870.0    1,800.0    1,807.5    1,817.1    1,861.9
Other
 noninterest-
 bearing
 deposits         2,563.8    3,717.6    3,195.8    2,668.7    2,728.3
----------------------------------------------------------------------
  Total core
   deposits      10,351.0   11,318.7   10,817.9   10,280.2   10,309.2
Certificates of
 deposit
 $100,000 and
  more            5,175.1    5,809.6    4,987.7    4,677.1    4,428.6
----------------------------------------------------------------------
     Total
      deposits   15,526.1   17,128.3   15,805.6   14,957.3   14,737.8
Short-term
 borrowed funds   4,238.6    4,659.6    4,567.9    4,018.9    4,003.1
Term borrowings
 (a)              1,552.0    1,597.2    1,205.7    1,007.8      878.4
Other
 liabilities      1,360.2    2,136.5    1,597.3    1,445.9    1,394.0
Qualifying
 capital
 securities (b)     100.0      100.0      100.0      100.0      100.0
Preferred stock
 of subsidiary (a)     .4         .3       44.4       44.4       44.4
Shareholders'
 equity           1,853.2    1,814.9    1,791.0    1,741.2    1,653.2
----------------------------------------------------------------------
  Total
   liabilities
   and
   shareholders'
    equity      $24,630.5  $27,436.8  $25,111.9  $23,315.5  $22,810.9
                ======================================================

Diluted shares
 outstanding        130.8      130.6      131.9      130.3      129.7
----------------------------------------------------------------------

(a) See A-18 for additional information on the impact of certain transactions and new accounting standards.
(b) Guaranteed preferred beneficial interests in FTNC's junior subordinated debentures
                                 A-10


                 FIRST TENNESSEE NATIONAL CORPORATION
                  PERIOD-END STATEMENTS OF CONDITION
                              (Unaudited)

                                          December 31
                                   ------------------------  Growth
(Thousands)                            2003         2002     Rate (%)
----------------------------------------------------------------------
Loans, net of unearned income:
  Commercial:
    Commercial, financial and
     industrial                    $ 4,502,917  $ 4,134,158    8.9  +
    Real estate commercial             968,064    1,037,341    6.7 --
    Real estate construction           690,402      551,449   25.2  +
----------------------------------------------------------------------
     Total commercial loans          6,161,383    5,722,948    7.7  +
  Retail:
    Real estate residential          6,817,122    4,721,307   44.4  +
    Real estate construction           527,260      342,127   54.1  +
    Consumer                           212,362      286,069   25.8 --
    Credit card receivables            272,398      272,994     .2 --
----------------------------------------------------------------------
     Total retail loans              7,829,142    5,622,497   39.2  +
----------------------------------------------------------------------
     Total loans, net of unearned
      income                        13,990,525   11,345,445   23.3  +
Investment securities                2,466,031    2,426,210    1.6  +
REMIC securities (a)                         -      274,075  100.0 --
Loans held for sale                  2,977,723    4,797,565   37.9 --
Other earning assets                 1,149,657    1,156,510     .6 --
----------------------------------------------------------------------
     Total earning assets           20,583,936   19,999,805    2.9  +
Cash and due from banks                773,294    1,068,110   27.6 --
Other assets                         3,112,291    2,755,180   13.0  +
----------------------------------------------------------------------
     Total assets                  $24,469,521  $23,823,095    2.7  +
                                   ========================

Certificates of deposit under
  $100,000 and other time          $ 1,813,137  $ 1,910,439    5.1 --
Other interest-bearing deposits      4,022,545    3,841,244    4.7  +
----------------------------------------------------------------------
     Total interest-bearing core
      deposits                       5,835,682    5,751,683    1.5  +
Demand deposits                      2,407,245    2,545,047    5.4 --
Other noninterest-bearing deposits   2,132,968    2,604,367   18.1 --
----------------------------------------------------------------------
     Total core deposits            10,375,895   10,901,097    4.8 --
Certificates of deposit $100,000
 and more                            5,304,076    4,812,806   10.2  +
----------------------------------------------------------------------
       Total deposits               15,679,971   15,713,903     .2 --
Short-term borrowed funds            3,274,394    3,487,558    6.1 --
Term borrowings (a)                  1,726,766      929,715   85.7  +
Other liabilities                    1,900,299    1,856,347    2.4  +
Qualifying capital securities (a)(b)         -      100,000  100.0 --
Preferred stock of subsidiary (a)          452       44,392   99.0 --
Shareholders' equity                 1,887,639    1,691,180   11.6  +
----------------------------------------------------------------------
     Total liabilities and
      shareholders' equity         $24,469,521  $23,823,095    2.7  +
                                   ========================
----------------------------------------------------------------------

(a) See A-18 for additional information on the impact of certain transactions and new accounting standards.
(b) Guaranteed preferred beneficial interests in FTNC's junior subordinated debentures
                                 A-11


                 FIRST TENNESSEE NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

(Thousands)             4Q03     3Q03      2Q03      1Q03      4Q02
----------------------------------------------------------------------
ALLOWANCE FOR LOAN
 LOSSES:
  Beginning Reserve  $161,401  $159,080  $144,484  $144,298  $143,749
  Provision            15,392    16,355    27,501    27,450    22,796
  Divestitures         (2,652)        -         -         -         -
  Charge-offs         (17,279)  (17,913)  (16,383)  (30,861)  (26,528)
  Recoveries            3,471     3,879     3,478     3,597     4,281
----------------------------------------------------------------------
    Ending Balance   $160,333  $161,401  $159,080  $144,484  $144,298
                     =================================================

NONPERFORMING
 ASSETS:
Lending Activities:
  Nonperforming
   loans             $ 42,488  $ 47,102  $ 57,324  $ 52,690  $ 55,060
  Foreclosed real
   estate              14,224    13,029     8,000     9,684     7,891
  Other assets            336       365        52        57        33
----------------------------------------------------------------------
Total Lending
 Activities            57,048    60,496    65,376    62,431    62,984
----------------------------------------------------------------------
Mortgage Production
 Activities:
  Nonperforming
   loans - held for
   sale                 8,754    11,658     7,245     7,139     5,733
  Nonperforming
   loans - loan
   portfolio              542     1,037     2,026     4,550     3,394
  Foreclosed real
   estate               9,851    10,960     8,414     4,245     3,560
----------------------------------------------------------------------
Total Mortgage
 Production
 Activities            19,147    23,655    17,685    15,934    12,687
----------------------------------------------------------------------
  Total
   nonperforming
   assets            $ 76,195  $ 84,151  $ 83,061  $ 78,365  $ 75,671
                     =================================================

Loans and leases
 past due 90 days or
 more                $ 27,240  $ 28,459  $ 32,208  $ 36,794  $ 37,083
----------------------------------------------------------------------

Lending activities include all activities associated with the loan portfolio. Mortgage production includes activities associated with the mortgage warehouse.
                                 A-12


                 FIRST TENNESSEE NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

(Thousands)                      4Q03   3Q03    2Q03    1Q03    4Q02
----------------------------------------------------------------------
FTNC CONSOLIDATED:
Nonperforming loans ratio (a)     .31%    .36%    .46%    .48%    .52%
Nonperforming assets ratio (b)    .48     .54     .59     .60     .62
Allowance to total loans         1.15    1.21    1.25    1.21    1.27
Allowance to nonperforming
 loans (c)                     372.61  335.28  268.04  252.42  246.86
Allowance to nonperforming
 assets (d)                    237.74  222.64  209.82  202.85  206.32
Net charge-off ratio (e)          .40     .43     .42     .95     .81

LENDING ACTIVITIES:
Nonperforming loans ratio (a)     .32%    .37%    .46%    .46%    .50%
Nonperforming assets ratio (b)    .42     .47     .53     .54     .57
Allowance to total loans         1.17    1.24    1.27    1.24    1.31
Allowance to nonperforming
 loans                         371.24  337.55  274.27  272.03  260.51
Allowance to nonperforming
 assets                        276.49  262.81  240.49  229.59  227.73
Net charge-off ratio (e)          .41     .44     .42     .90     .85

MORTGAGE PRODUCTION
  ACTIVITIES:
Nonperforming assets ratio (f)    .03%    .03%    .03%    .03%    .02%
----------------------------------------------------------------------

(a) Ratio is nonperforming loans in the loan portfolio to total loans
(b) Ratio is nonperforming assets in the loan portfolio to total loans plus foreclosed real estate and other assets
(c) Ratio is allowance to nonperforming loans in the loan portfolio
(d) Ratio is allowance to nonperforming assets in the loan portfolio
(e) Ratio is net charge-offs to average total loans
(f) Ratio is nonperforming assets to unpaid principal balance of servicing portfolio
                                 A-13


                 FIRST TENNESSEE NATIONAL CORPORATION
                 NET INTEREST MARGIN (NIM) HIGHLIGHTS
                              (Unaudited)

                              4Q03     3Q03     2Q03     1Q03     4Q02
----------------------------------------------------------------------
Consolidated Yields and
 Rates:
 Investment securities       4.61%    3.76%    4.26%    4.97%    5.46%
 Loans, net of unearned      4.86     4.96     5.13     5.42     5.66
 Other earning assets        4.56     4.55     4.70     4.77     5.24
----------------------------------------------------------------------
 Yields on earning
  assets                     4.76     4.69     4.90     5.18     5.51
----------------------------------------------------------------------
 Interest bearing core
  deposits                   1.27     1.30     1.46     1.52     1.72
 CD's over $100,000          1.24     1.22     1.41     1.54     1.90
 Fed funds purchased and
  repos                       .87      .92     1.11     1.09     1.28
 Commercial paper and
  other short-term
  borrowings                 3.83     3.86     3.78     3.45     3.53
 Long-term debt              1.93     2.61     3.30     3.01     3.54
----------------------------------------------------------------------
 Rates paid on interest-
  bearing liabilities        1.33     1.40     1.59     1.60     1.83
----------------------------------------------------------------------
  Net interest spread        3.43     3.29     3.31     3.58     3.68
 Effect of interest-free
  sources                     .25      .32      .37      .34      .41
 Loan fees                    .08      .07      .07      .07      .10
 FRB interest and
  penalties                     -        -     (.01)    (.01)    (.01)
----------------------------------------------------------------------
  FTNC - NIM                 3.76%    3.68%    3.74%    3.98%    4.18%
======================================================================
                                 A-14


                 FIRST TENNESSEE NATIONAL CORPORATION
                          CAPITAL HIGHLIGHTS
       (Dollars in millions except per share amounts, Unaudited)

                   4Q03       3Q03       2Q03       1Q03       4Q02
----------------------------------------------------------------------
Tier 1
 Capital (a)    $ 1,750.0  $ 1,702.4  $ 1,665.8  $ 1,628.6  $ 1,558.5
Tier 2
 Capital (a)        755.5      788.5      806.3      458.0      456.4
                ------------------------------------------------------
   Total
    Capital (a) $ 2,505.5  $ 2,490.9  $ 2,472.1  $ 2,086.6  $ 2,014.9
                ======================================================

Risk-Adjusted
 Assets (a)     $19,207.9  $18,447.7  $19,191.5  $17,603.3  $17,461.6

Tier 1
 Ratio (a)           9.11%      9.23%      8.68%      9.25%      8.93%
Tier 2
 Ratio (a)           3.93       4.27       4.20       2.60       2.61
                ------------------------------------------------------
   Total
    Capital
    Ratio (a)       13.04%     13.50%     12.88%     11.85%     11.54%
                ======================================================

Leverage
 Ratio (a)           7.17%      6.26%      6.70%      7.06%      6.91%

Shareholders'
 Equity/Assets
 Ratio (b)           7.52       6.62       7.13       7.47       7.25

Book Value      $   14.99  $   14.64  $   14.16  $   13.91  $   13.35
                ------------------------------------------------------

(a) Current quarter is an estimate
(b) Calculated on average balances
                                 A-15


                 FIRST TENNESSEE NATIONAL CORPORATION
                     BUSINESS SEGMENT HIGHLIGHTS
             (Unaudited - Fully Taxable Equivalent Basis)

(Thousands)             4Q03     3Q03      2Q03      1Q03      4Q02
----------------------------------------------------------------------
FIRST TENNESSEE
 BANKING GROUP
Total Revenues       $205,202  $184,307  $177,323  $177,612  $179,761
Loan Loss Provision     9,144     8,141    19,110    15,941    19,737
Noninterest Expenses  129,893   129,343   132,027   126,078   132,408
                     -------------------------------------------------
 Pre-Tax Income      $ 66,165  $ 46,823  $ 26,186  $ 35,593  $ 27,616

FIRST HORIZON
Total Revenues       $205,865  $255,239  $249,955  $263,654  $252,311
Loan Loss Provision     6,658     7,108     7,824    11,781     2,449
Noninterest Expenses  114,788   133,366   131,069   133,381   116,274
                     -------------------------------------------------
 Pre-Tax Income      $ 84,419  $114,765  $111,062  $118,492  $133,588

FTN FINANCIAL
Total Revenues       $128,993  $135,309  $171,757  $151,015  $137,479
Loan Loss Provision      (410)    1,106       567      (272)      610
Noninterest Expenses   85,876    92,133   118,616   104,993    93,419
                     -------------------------------------------------
 Pre-Tax Income      $ 43,527  $ 42,070  $ 52,574  $ 46,294  $ 43,450

TRANSACTION
 PROCESSING
Total Revenues       $ 41,962  $ 31,574  $ 31,288  $ 29,764  $ 30,454
Noninterest Expenses   36,300    27,745    26,267    25,520    35,319
                     -------------------------------------------------
 Pre-Tax Income      $  5,662  $  3,829  $  5,021  $  4,244  $ (4,865)

CORPORATE (a)
Total Revenues       $  1,296  $    378  $  2,219  $  2,344  $  1,886
Noninterest Expenses   15,147    27,347    25,223    24,990    48,848
                     -------------------------------------------------
 Pre-Tax Income      $(13,851) $(26,969) $(23,004) $(22,646) $(46,962)

TOTAL CONSOLIDATED
Total Revenues       $583,318  $606,807  $632,542  $624,389  $601,891
Loan Loss Provision    15,392    16,355    27,501    27,450    22,796
Total Noninterest
 Expenses             382,004   409,934   433,202   414,962   426,268
                     -------------------------------------------------
 Pre-Tax Income
  (FTE)              $185,922  $180,518  $171,839  $181,977  $152,827
Fully Taxable
 Equivalent
 Adjustment               318       302       305       333       346
                     -------------------------------------------------
Consolidated Pretax
 Income              $185,604  $180,216  $171,534  $181,644  $152,481
----------------------------------------------------------------------

(a) Corporate includes certain corporate expenses, expense on trust preferred and REIT preferred stock and other items not allocated or not specifically assigned to business segments.

Certain previously reported amounts have been reclassified to agree with current presentation.
                                 A-16


                 FIRST TENNESSEE NATIONAL CORPORATION
                           OTHER HIGHLIGHTS
                             (Unaudited)

Effective July 1, 2003, FTNC adopted Statement of Financial Accounting Standard (SFAS) No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", and classified its mandatorily redeemable preferred stock of subsidiary ($45.1 million on July 1, 2003) as term borrowings. As required by SFAS No. 150 prior periods were not restated.

In prior years, FTNC has securitized certain real estate loans through a real estate mortgage investment conduit (REMIC) and retained all of the securitized assets. The retained assets were classified on the Consolidated Statements of Condition in "Securities held to maturity". During fourth quarter 2003, FTNC elected to purchase all of the mortgage loans remaining in the REMIC ($136.3 million at repurchase). Subsequent to the repurchase of the mortgage loans, these assets are classified as retail real estate residential loans.

Effective December 31, 2003, FTNC adopted FASB Interpretation No.
46, "Consolidation of Variable Interest Entities", and deconsolidated its subsidiary, First Tennessee Capital I (Capital I), which has issued $100.0 million of capital securities that are fully and unconditionally guaranteed by FTNC. As a result of this deconsolidation the capital securities are no longer included on FTNC's balance sheet. However, $103.0 million of junior subordinated debentures issued by FTNC to Capital I are no longer eliminated in consolidation and appear in term borrowings as of December 31, 2003.

On December 31, 2003, FTNC completed the sale of its wholly owned subsidiary, First National Bank of Springdale (FNB) of Springdale, Arkansas to First Security Bank of Searcy, Arkansas. Immediately preceding the sale, FNB had investment securities of approximately $3.2 million, loans of approximately $166.4 million, deposits of approximately $301.1 million and equity of approximately $12.0 million.
                                 A-17



    CONTACT: First Tennessee National Corporation
             Financial Information:
             Jim Keen, 901-523-4212
             or
             Media Information:
             Kim Cherry, 901-523-4726
             or
             Investor Relations:
             Mark Yates, 901-523-4068